Filed Pursuant to Rule 424(b)(3)

Registration No. 333-146341

KBS REAL ESTATE INVESTMENT TRUST II, INC.

SUPPLEMENT NO. 12 DATED MARCH 30, 2010

TO THE PROSPECTUS DATED APRIL 30, 2009

This document supplements, and should be read in conjunction with, the prospectus of KBS Real Estate Investment Trust II, Inc. dated April 30, 2009, as supplemented by supplement no. 8 dated September 3, 2009, supplement no. 9 dated November 12, 2009, supplement no. 10 dated February 8, 2010 and supplement no. 11 dated March 25, 2010. As used herein, the terms “we,” “our” and “us” refer to KBS Real Estate Investment Trust II, Inc. and, as required by context, KBS Limited Partnership II, which we refer to as our “Operating Partnership” and to their subsidiaries. Capitalized terms used in this supplement have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose the extension of the offering.

Extension of the Offering

Our board of directors has approved an extension of our primary offering of 200,000,000 shares until the earlier of the sale of all 200,000,000 shares or August 31, 2010. If we have not sold all of the primary offering shares by August 31, 2010, we may continue this offering until April 22, 2011. Under rules promulgated by the SEC, in some circumstances, we could continue our primary offering until as late as October 19, 2011. If we extend our offering beyond August 31, 2010, we will provide that information in a prospectus supplement. We may continue to offer shares under our dividend reinvestment plan beyond these dates until we have sold 80,000,000 shares through the reinvestment of distributions. In many states, we will need to renew the registration statement or file a new registration statement to continue the offering for these periods. We may terminate this offering at any time.